Exhibit 99.1

NEWS RELEASE
Contacts: Dennard Rupp Gray & Easterly, LLC Ken Dennard, Managing Partner Jack Lascar, Partner (713) 529-6600 Anne Pearson, Sr. Vice President (210) 408-6321

FOR IMMEDIATE RELEASE

Hyperdynamics Completes 2D Seismic Acquisition Program

SUGAR LAND, Texas, February 11, 2010 - Hyperdynamics Corporation (NYSE Amex: HDY) today announced the completion of its 2009-10 2D seismic data acquisition program over its exploration area offshore Republic of Guinea in Northwest Africa.

The survey, conducted on the companies' behalf by Bergen Oilfield Services of Norway, entailed acquisition of just over 10,000 kilometers of 2D seismic to delineate areas of interest. Dana Petroleum and Repsol are expected to contribute their pro rata shares of the approximate $11 million total cost of the program.

"We utilized the initial data from this broad area study to help us select the most prospective offshore blocks that we want to retain for further exploration," said Ray Leonard, Hyperdynamics' President and Chief Executive Officer. "With the 2D seismic data in hand, our next step will be to identify those areas over which we will want to conduct a 3D survey expected to get under way in the third quarter of this year."

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.
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